Exhibit 3.1

                     AMENDMENT OF ARTICLES OF INCORPORATION
                                       OF
                               SPARTA FOODS, INC.




         Article VI of the Articles of Incorporation of Sparta Foods, Inc. has been amended in its entirety to read as follows:

                                   "ARTICLE VI

                  Section 302A.671 of the Minnesota Statutes Annotated (entitled "Control Share Acquisition Act") or any successor shall not apply to this corporation or its shareholders."


         I certify that I am authorized to execute this Amendment and I further certify that I understand that by signing this Amendment I am subject to the penalties of perjury as set forth in Minnesota Statutes, Section 609.48, as if I had signed this Amendment under oath.


         Dated: March 2, 1999.





                                            /s/ A. Merrill Ayers
                                            A. Merrill Ayers
                                            Senior Vice President and Secretary

                            ARTICLES OF INCORPORATION
                                       OF
                                  SPARTA CORP.



         The undersigned, for the purpose of forming a corporation under and pursuant to the provisions of Chapter 302A, Minnesota Statutes, and laws amendatory thereof and supplementary thereto, hereby adopts the following Articles of Incorporation.

                                    ARTICLE I

         The name of this corporation shall be Sparta Foods, Inc.

                                   ARTICLE II

         The registered office of this corporation in the State of Minnesota shall be 6700 Excelsior Boulevard, Suite 200, Minneapolis, Minnesota 55426.

                                   ARTICLE III

         3.1 This corporation shall have the authority to issue an aggregate of fifteen million (15,000,000) shares of Common Stock, each with $.01 par value. Such shares shall be designated as this corporation's "Common Stock."

         3.2 This corporation shall have the authority to issue an aggregate of one million (1,000,000) shares of Preferred Stock, which may be issued in one or more series as determined from time to time by the Board of Directors. Such shares shall be designated as the "Preferred Stock, Series ________________." The shares of Preferred Stock of any series authorized for issuance by the Board of Directors shall be senior to the Common Stock with respect to any distribution (as such term is defined in Section 302A.011, Subd. 10, Minnesota Statutes) if so designated by the Board of Directors upon issuance of the shares of that series. The Board of Directors is hereby granted the express authority to fix by resolution any other designations, powers, preferences, rights, qualifications, limitations or restrictions with respect to any particular series of Preferred Stock prior to issuance thereof.

         3.3 Except as otherwise required by law, the holders of the shares of Common Stock shall have the sole voting rights of this corporation.

         3.4 There shall be no cumulative voting by the holders of the Common Stock.

         3.5 The shareholders shall take action by the affirmative vote of the holders of a majority of the voting power of the shares represented and voting at a duly held meeting, except where the affirmative vote of a greater number of the affirmative vote of a majority of the voting power of all voting shares is required by statute and except where the holders of a class or series are entitled by statute to vote as a class or series whether or not such holders are otherwise entitled to vote.


         3.6 The shareholders of this corporation shall have no preemptive rights to subscribe for or otherwise acquire any new or additional shares of stock of this corporation of any class whether now authorized or authorized hereafter, or any options or warrants to purchase, subscribe for or otherwise acquire any such new or additional shares of any class, or any shares, bonds, notes, debentures, or other securities convertible into or carrying options or warrants to purchase, subscribe for, or otherwise acquire any such new or additional shares of any class.

                                   ARTICLE IV

         In addition to, and not by way of limitation of, the powers granted to the Board of Directors by Chapter 302A, Minnesota Statutes, the Board of Directors of this corporation shall have the following powers and authority:

         4.1 To fix by resolution any designation, power, preference, right, qualification, limitation or restriction with respect to the issue of any series of the Preferred Stock of this corporation authorized by these Articles of Incorporation.

         4.2 To issue shares of class or series to holder of shares of another class or series to effectuate share dividends, splits, or conversion of its outstanding shares.

         4.3 To fix the terms, provisions and conditions of and to authorize the issuance, sale, pledge or exchange of bonds, debentures, notes, or other evidences of indebtedness of this corporation.

         4.4 To adopt, amend or repeal all or any of the Bylaws of this corporation by the vote of a majority of its members present at a duly held meeting, subject to the power of the shareholders to adopt, amend or repeal such Bylaws.

         4.5 As to any member of the Board, to give advance written consent or opposition to a resolution stating an action to be taken by the Board. If such member is not present at the meeting at which action is taken upon such resolution, such consent or opposition does not constitute presence for purposes of determining the existence of a quorum, but shall be counted as a vote in favor of or against the resolution and shall be entered in the minutes or other record of action taken by the Board at the meeting if the resolution acted upon by the Board at the meeting is substantially the same or has substantially the same effect as the resolution to which the member of the Board has consented or objected.

         4.6 To adopt an indemnity plan and to purchase and maintain insurance for officers, directors, employees and agents against liability asserted against them and incurred in any such capacity or arising out of their status as such to the fullest extent permissible under the provisions of Chapter 302A, Minnesota Statutes. Except as expressly provided in Section 302A.251, Subd. 4, Minnesota Statutes, a member of the Board of Directors of this corporation shall have no personal liability to this corporation or to the shareholders for monetary damages for breach of fiduciary duty as a member of the Board of Directors.

         4.7 To take any action required or permitted to be taken at a meeting of the Board by written action signed by the number of directors that would be required to take same action at a meeting of the Board at which all directors were present, including action requiring shareholder approval, provided, that any action taken in writing which requires shareholder approval shall be signed by all directors.

                                    ARTICLE V

         The names and post office addresses of the members of the initial Board of Directors are:



  Name                              Address

  William H. Spell                  6700 Excelsior Boulevard
                                    Suite 200
                                    Minneapolis, Minnesota  55426

  Jeffrey D. Anderson               13403 Caramel Trail
                                    Eden Prairie, Minnesota  55344

  Robert D. Schmidt                 7200 York Avenue South #506
                                    Edina, Minnesota  55435

  David A. Heider                   776 Fairmount Avenue
                                    Saint Paul, Minnesota  55105

  Nick T. Boosalis                  340 Century Plaza
                                    111 Third Avenue South
                                    Minneapolis, Minnesota  55404-1040



                                   ARTICLE VI

         Section 302A.671, Minnesota Statutes, shall apply to any control share acquisition of the capital stock of this corporation.

         IN WITNESS WHEREOF, the undersigned incorporator has hereunto set his signature in Minnesota on this 5th day of July, 1988.

IN THE PRESENCE OF:

                                                  /s/ William H. Spell
                                                  William H. Spell
                                                  6700 Excelsior Boulevard
                                                  Minneapolis, Minnesota  55426



STATE OF MINNESOTA     )
                       )  ss.
COUNTY OF HENNEPIN     )

         On this 5th day of July, 1988, before me personally appeared William H. Spell, to me known to be the person described in, and who executed, the foregoing instrument, and acknowledged that he executed the same as his free act and deed.

                                                        /s/ Gerard Miller
                                                        Notary Public

                               SPARTA FOODS, INC.


                           CERTIFICATE OF DESIGNATIONS
                                       FOR
                          PREFERRED STOCK, SERIES 1998


         The undersigned, being the Chief Executive Officer of Sparta Foods, Inc., a Minnesota corporation (the "Company"), in accordance with Minnesota Statutes, Section 302A.401, Subd. 3(b), certifies that:

         Pursuant to the authority vested in the Board of Directors of the Company by the Articles of Incorporation of the Company, the Board of Directors on February 11, 1998, in accordance with Minnesota Statutes, Section 302A.401, Subd. 3, duly adopted the following resolution establishing a series of the Company s Preferred Stock, to be designated as its Preferred Stock, Series 1998:

         RESOLVED, that pursuant to the authority vested in the Board of Directors of the Company (the "Board of Directors") by the Articles of Incorporation of the Company, the Board of Directors hereby establishes a series of Preferred Stock of the Company and hereby states the designation and number of shares, and fixes the relative rights and preferences, of such series of shares as follows:

                          Preferred Stock, Series 1998

         Section 1. Designation; Number of Shares. The shares of such series shall be designated as Preferred Stock, Series 1998 (the "Preferred Stock"), and the number of shares constituting the Preferred Stock shall be 2,500.

         Section 2. Par Value; No Cumulative Voting; No Preemptive Rights. The Preferred Stock shall have a par value of $1,000.00 per share. As provided in
Article III, Sections 3.4 and 3.6, of the Company s Articles of Incorporation, holders of Preferred Stock shall not be entitled to cumulate their votes in any election of directors in which they are entitled to vote and shall not be entitled to any preemptive rights to acquire shares of any class or series of capital stock of the Company.

         Section 3. Rank. The Preferred Stock shall rank prior to all of the Company's Common Stock, par value $.01 per share (the "Common Stock"), now outstanding or hereafter issued, both as to payment of dividends and as to distributions of assets upon the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

         Section 4. Dividends and Distributions. The holders of shares of Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for such purpose, cash dividends at the rate of 5% per annum per share, or, at the option of the Company, dividends of shares of Preferred Stock at the rate of 7.5% (based on the liquidation preference of the Preferred Stock) per annum per share; provided, however, after a Change of Control (as defined in Section 9) or such time as there ceases to be a majority of the Board of Directors comprised as Continuing Directors (as defined in this Section 9) (other than pursuant to an agreement or arrangement authorized, approved or acquiesced in by the Company's Board of Directors), the dividend rate shall be 15% per annum, in cash. Such dividends shall be fully cumulative, shall accumulate without interest from the date of original issuance of the Preferred Stock and shall be payable semi-annually in arrears in cash on each January 1 and July 1 commencing July 1, 1998 (provided, that if any such date is a Saturday, Sunday or legal holiday in the place where such dividend is to be paid, then such dividend shall be payable without interest on the next day that is not a Saturday, Sunday or legal holiday) to holders of record as they appear on the stock books of the Company on such record dates as shall be fixed by the Board of Directors. Such record dates shall be not more than 60 nor less than 10 days preceding the respective dividend payment dates. The amount of dividends payable per share of Preferred Stock for each full semi-annual dividend period shall be computed by dividing the annual dividend amount by two. The amount of dividends payable for the initial dividend period and for any other period shorter than a full semi-annual dividend period shall be computed on the basis of a 360-day year of twelve 30-day months. No dividends or other distributions, other than dividends payable solely in shares of Common Stock or other capital stock of the Company ranking junior as to payment of dividends to the Preferred Stock (such Common Stock and other capital stock being referred to herein collectively as "Junior Dividend Stock"), shall be paid or set apart for payment on, and no purchase, redemption or other acquisition shall be made by the Company of, any shares of Junior Dividend Stock unless and until all accumulated and unpaid dividends on the Preferred Stock, including the full dividend for the then-current semi-annual dividend period, shall have been paid or declared and set apart for payment.

         No full dividends shall be paid or declared and set apart for payment on any capital stock of the Company ranking, as to payment of dividends, on a parity with the Preferred Stock (such capital stock being referred to herein as "Parity Dividend Stock") for any period unless full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for payment on the Preferred Stock for all dividend periods terminating on or prior to the date of payment of such full cumulative dividends. No full dividends shall be paid or declared and set apart for payment on the Preferred Stock for any period unless full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for payment on any Parity Dividend Stock for all dividend periods terminating on or prior to the date of payment of such full cumulative dividends. When dividends are not paid in full upon the Preferred Stock and any Parity Dividend Stock, all dividends paid or declared and set apart for payment upon shares of Preferred Stock and Parity Dividend Stock shall be paid or declared and set apart for payment pro rata, so that the amount of dividends paid or declared and set apart for payment per share on the Preferred Stock and the Parity Dividend Stock shall in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the shares of Preferred Stock and Parity Dividend Stock bear to each other.

         Any reference to distribution contained in this Section 4 shall not be deemed to include any distribution made in connection with a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

         Section 5. Liquidation Preference. In the event of a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Preferred Stock shall be entitled to receive out of the assets of the Company an amount equal to the dividends accumulated and unpaid thereon to the date of final distribution to such holders, whether or not declared, without interest, plus a sum equal to $1,000.00 per share, before any payment shall be made or any assets distributed to the holders of Common Stock or any other capital stock of the Company ranking junior as to liquidation rights to the Preferred Stock (such Common Stock and other capital stock being referred to herein collectively as "Junior Liquidation Stock"). The entire assets of the Company available for distribution shall be distributed ratably among the holders of the Preferred Stock as to liquidation rights with the Preferred Stock in proportion to the respective preferential amounts to which each is entitled (but only to the extent of such preferential amounts). After payment in full of the liquidation preference of the shares of the Preferred Stock, the holders of such shares shall not be entitled to any further participation in any distribution of assets by the Company. Neither a consolidation or merger of the Company with another corporation nor a sale or transfer of all or part of the Company s assets for cash, securities or other property will be deemed a liquidation, dissolution or winding up of the Company for purposes of this
Section 5.

         Section 6. Redemption at Option of the Company. (a) The Company, at its option, may, on or after February 23, 2001, redeem at any time all, or from time to time any portion, of the Preferred Stock on any date set by the Board of Directors, at a cash price equal to $1,100.00 per share plus, in each case, an amount per share in cash equal to all dividends on the Preferred Stock accumulated and unpaid on such share, whether or not declared, to the date fixed for redemption (such sum being hereinafter referred to as the "Redemption Price").

         In case of the redemption of less than all of the then outstanding Preferred Stock, the Company shall designate by lot, or in such other manner as the Board of Directors may determine, the shares to be redeemed, or shall effect such redemption pro rata. Notwithstanding the foregoing, the Company shall not redeem less than all of the Preferred Stock at any time outstanding until all dividends accumulated and in arrears upon all Preferred Stock then outstanding shall have been paid for all past dividend periods.

         Not more than 60 nor less than 30 days prior to the redemption date, notice by first class mail, postage prepaid, shall be given to the holders of record of the Preferred Stock to be redeemed, addressed to such shareholders at their last addresses as shown on the stock books of the Company. Each such notice of redemption shall specify the date fixed for redemption; the redemption price; the place or places of payment; the then-effective Conversion Rate (as defined in Section 7); that the right of holders of Preferred Stock called for redemption to exercise their conversion right pursuant to Section 7 shall expire as to such shares at the close of business on the date fixed for redemption (provided that there is no default in payment of the Redemption Price); that payment of the Redemption Price will be made upon presentation and surrender of certificates representing the shares of Preferred Stock; that accumulated but unpaid dividends to the date fixed for redemption will be paid on the date fixed for redemption; that accumulated but unpaid dividends will not be paid in the case of a conversion of Preferred Stock; and that on and after the redemption date, dividends will cease to accumulate on such shares.

         (b) In the case of a Change of Control (as defined in Section 9 herein), the Company may redeem not less than all of the Preferred Stock no earlier than the date on which there is a Change of Control, at a cash price equal to the Redemption Price (the "Change of Control Redemption") provided that notice has been given as provided herein.

         Not more than 60 nor less than 30 days prior to the date the Company reasonably believes will be the date upon which a Change of Control will be effected, notice by first class mail, postage prepaid, shall be given to the holders of record of the Preferred Stock, addressed to such shareholders at their last addresses as shown on the stock books of the Company. Each such notice of redemption shall specify the prospective redemption date; the redemption price; the place or places of payment; the then-effective Conversion Rate (as defined in Section 7); that the prospective redemption date may be canceled at any time with proper notice by the Company (as set forth herein); that the right of holders of Preferred Stock called for redemption to exercise their conversion right pursuant to Section 7 shall expire as to such shares on the redemption date (provided that there is no default in payment of the Redemption Price); that payment of the Redemption Price will be made upon presentation and surrender of certificates representing the shares of Preferred Stock; that accumulated but unpaid dividends to the date fixed for redemption will be paid on the date fixed for redemption; that accumulated but unpaid dividends will not be paid in the case of a conversion of Preferred Stock; and that on and after the redemption date, dividends will cease to accumulate on such shares. A holder of the Preferred Stock shall be permitted to make a conversion election conditional on and effective immediately prior to any such redemption.

         If the Company determines that the Change of Control will not be effected, not more than ten days following such date, notice by first class mail, postage prepaid, shall be given to the holders of record of the Preferred Stock to be redeemed, addressed to such shareholders at their last addresses as shown on the stock books of the Company. Each notice shall state that the Company cancels its Change of Control Redemption and that the rights and preferences of the holders of record of the Preferred Stock shall continue with respect to the Preferred Stock.

         (c) Any notice that is mailed as herein provided shall be conclusively presumed to have been duly given, whether or not a holder of the Preferred Stock receives such notice; and failure so to give such notice, or any defect in such notice, to the holders of any shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Preferred Stock. On or after the date fixed for redemption as stated in such notice, each holder of the shares called for redemption (other than shares that have been duly surrendered for conversion at or before the close of business on the date fixed for redemption) shall surrender the certificate or certificates evidencing such shares to the Company at the place designated in such notice and shall thereupon be entitled to receive payment of the Redemption Price. If fewer than all the shares represented by any such surrendered certificate or certificates are redeemed, a new certificate shall be issued representing the unredeemed shares. If, on the date fixed for redemption, funds necessary for the redemption shall be available therefor and shall have been irrevocably deposited or set aside, then, notwithstanding that the certificates evidencing any shares so called for redemption shall not have been surrendered, the dividends with respect to the shares so called shall cease to accumulate on and after the date fixed for redemption, such shares shall no longer be deemed outstanding, the holders thereof shall cease to be shareholders, and all rights whatsoever with respect to such shares (except the right of the holders thereof to receive the Redemption Price without interest upon surrender of their certificates) shall terminate.

         Section 7. Conversion at Option of Holders. Holders of Preferred Stock may, at their option upon surrender of the certificates therefor, convert any or all of their shares of Preferred Stock into fully paid and nonassessable shares of Common Stock (and such other securities and property as they may be entitled to, as hereinafter provided) at any time after issuance thereof; provided, that such conversion right shall expire at the close of business on the date, if any, fixed for the redemption of Preferred Stock in any notice of redemption given pursuant to Sectiony6 hereof if there is no default in payment of the Redemption Price. Each share of Preferred Stock shall be convertible at the office of any transfer agent for the Preferred Stock, and at such other office or offices, if any, as the Board of Directors may designate, into that number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) as shall be equal to the Conversion Rate, determined as hereinafter provided, in effect at the time of conversion. Each share of Preferred Stock shall initially be converted into full shares of Common Stock at the rate of 606.06 shares of Common Stock for each share of Convertible Preferred Stock, subject to adjustment from time to time as provided in Section 8 (such conversion rate, as so adjusted from time to time, being referred to herein as the "Conversion Rate"). The Conversion Price means $1,000.00 divided by the Conversion Rate. Upon conversion, no adjustment or payment shall be made in respect of accumulated and unpaid dividends on the Preferred Stock surrendered for conversion.

         The right of holders of Preferred Stock to convert their shares shall be exercised by surrendering for such purpose to the Company or its agent, as provided above, certificates representing shares to be converted, duly endorsed in blank or accompanied by proper instruments of transfer. The Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of Common Stock or other securities or property upon conversion of Preferred Stock in a name other than that of the holder of the shares of Preferred Stock being converted, nor shall the Company shall be required to issue or deliver any such shares or other securities or property unless and until the person or persons requesting the issuance thereof shall have paid to the Company the amount of any such tax or shall have established to the satisfaction of the Company that such tax has been paid.

         A number of shares of the authorized but unissued Common Stock sufficient to provide for the conversion of the Preferred Stock outstanding upon the basis hereinbefore provided shall at all times be reserved by the Company, free from preemptive rights, for such conversion, subject to the provisions of the next paragraph. If the Company shall issue any securities or make any change in its capital structure that would change the number of shares of Common Stock into which each share of the Preferred Stock shall be convertible as herein provided, the Company shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Preferred Stock on the new basis.

         Upon the surrender of certificates representing shares of Preferred Stock to be converted, duly endorsed or accompanied by proper instruments of transfer as provided above, the person converting such shares shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, and all rights with respect to the shares surrendered shall forthwith terminate except the right to receive the Common Stock or other securities, cash or other assets as herein provided.

         No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock but, in lieu of any fraction of a share of Common Stock which would otherwise be issuable in respect of the aggregate number of such shares surrendered for conversion at one time by the same holder, the Company shall pay in cash an amount equal to the product of (a) the Closing Price of a share of Common Stock (as defined in the next sentence) on the last trading day before the conversion date and (b) such fraction of a share. The Closing Price for each day shall be the last reported sale price regular way or, in case no sale takes place on such day, the average of the closing bid and asked prices regular way on such day, in either case as reported on the New York Stock Exchange Composite Tape, or, if the Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or, if the Common Stock is not listed or admitted to trading on any national securities exchange, on the NASDAQ National Market System, or, if the Common Stock is not admitted for quotation on the NASDAQ National Market System, the average of the high bid and low asked prices on such day as recorded by the National Association of Securities Dealers, Inc. through NASDAQ, or, if the National Association of Securities Dealers, Inc. through NASDAQ shall not have reported any bid and asked prices for the Common Stock on such day, the average of the bid and asked prices for such day as furnished by any New York Stock Exchange member firm selected from time to time by the Company for such purpose, or, if no such bid and asked prices can be obtained from any such firm, the fair market value of one share of the Common Stock on such day as determined in good faith by the Board of Directors of the Company.

         Section 8. Adjustments to Conversion Rate. Notwithstanding anything in this Section 8 to the contrary, no change in the Conversion Rate shall be made until the cumulative effect of the adjustments called for by this Section 8 since the date of the last change in the Conversion Rate would change the Conversion Rate by more than 1%. However, once the cumulative effect would result in such a change, then the Conversion Rate shall be changed to reflect all adjustments called for by this Section 8 and not previously made. Subject to the foregoing, the Conversion Rate shall be adjusted from time to time as follows:

         (a) In case of any consolidation or merger of the Company with any other corporation (other than a wholly owned subsidiary of the Company), or in case of any sale or transfer of all or substantially all of the assets of the Company, or in case of any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property, the Company shall, prior to or at the time of such transaction, make appropriate provision or cause appropriate provision to be made so that holders of each share of Preferred Stock then outstanding shall have the right thereafter to convert such share of Preferred Stock into the kind and amount of shares of stock and other securities and property receivable upon such consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock into which such share of Preferred Stock could have been converted immediately prior to the effective date of such consolidation, merger, sale, transfer or share exchange. If in connection with any such consolidation, merger, sale, transfer or share exchange, each holder of shares of Common Stock is entitled to elect to receive either securities, cash or other assets upon completion of such transaction, the Company shall provide or cause to be provided to each holder of Preferred Stock the right to elect the securities, cash or other assets into which the Preferred Stock held by such holder shall be convertible after completion of any such transaction on the same terms and subject to the same conditions applicable to holders of the Common Stock (including, without limitation, notice of the right to elect, limitations on the period in which such election shall be made and the effect of failing to exercise the election).

         (b) In case the Company shall (i) pay a dividend or make a distribution on its Common Stock in shares of its capital stock, (ii) subdivide its outstanding Common Stock into a greater number of shares, (iii) combine the shares of its outstanding Common Stock into a smaller number of shares, or (iv) issue by reclassification of its Common Stock any shares of its capital stock, then in each such case the Conversion Rate in effect immediately prior thereto shall be proportionately adjusted so that the holder of any Preferred Stock thereafter surrendered for conversion shall be entitled to receive, to the extent permitted by applicable law, the number and kind of shares of capital stock of the Company which such holder would have owned or have been entitled to receive after the happening of such event had such Preferred Stock been converted immediately prior to the record date for such event (or if no record date is established in connection with such event, the effective date for such action). An adjustment pursuant to this subparagraph (b) shall become effective immediately after the record date in the case of a stock dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

         (c) In case the Company shall at any time prior to February 23, 2001
(i) except pursuant to (A) 1,103,667 options and 3,634,208 warrants outstanding as of the date hereof or (B) securities issued in compliance with Section 9(d) of the Stock Purchase Agreement, dated February 24, 1998, between the Company and Harvest States Cooperatives (the "Stock Purchase Agreement"), issue or sell any shares of its Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issuance or sale, (ii), except for securities issued in compliance with Section 9(d) of the Stock Purchase Agreement, issue or sell any warrants, options or other rights to acquire shares of its Common Stock at a purchase price less than the Conversion Price in effect immediately prior to the time of such issuance or sale, or (iii) issue or sell any other securities that are convertible into shares of Common Stock for a purchase or exchange price less than the Conversion Price in effect immediately prior to the time of such issuance or sale then, upon such issuance or sale, the Conversion Rate shall be increased by reducing the Conversion Price to the price at which such shares of Common Stock are being issued or sold by the Company or the price at which such other securities are exercisable or convertible into shares of the Company's Common Stock, and then adjusting the Conversion Rate to $1,000.00 divided by the new Conversion Price.

         (d) In case the Company shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness or assets (including securities, but excluding any rights or warrants to purchase securities of the Company referred to in subparagraph (c) above, any dividend or distribution paid in cash out of the retained earnings of the Company and any dividend or distribution referred to in subparagraph (b) above), then in each such case the Conversion Rate then in effect shall be adjusted in accordance with the formula

         C1       =        the adjusted Conversion Rate.
         C        =        the current Conversion Rate.
         M        =        the Current Market Price per share of Common Stock
on the record date mentioned below.
         F        =        the amount of such cash dividend and/or the fair
market value on the record date of the assets, securities, rights or warrants to be distributed divided by the number of shares of Common Stock outstanding on the record date. The Board of Directors of the Company shall determine in good faith such fair market value.

Such adjustment shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution.

         (e) All calculations hereunder shall be made to the nearest cent or to the nearest 1/100 of a share, as the case may be.

         (f) In the event that at any time, as a result of an adjustment made pursuant to subparagraph(a) or (b) above, the holder of any Preferred Stock thereafter surrendered for conversion shall become entitled to receive securities, cash or assets other than Common Stock, the number or amount of such securities or property so receivable upon conversion shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in subparagraphs (a) through (e) above.

Except as otherwise provided above in this Section 8, no adjustment in the Conversion Rate shall be made in respect of any conversion for share distributions or dividends theretofore declared and paid or payable on the Common Stock.

         Whenever the Conversion Rate is adjusted, the Company shall give notice by mail at the time of, and together with, the next dividend payment to the holders of record of Preferred Stock, setting forth the adjustment and the new Conversion Rate. Notwithstanding the foregoing notice provisions, failure by the Company to give such notice or a defect in such notice shall not affect the binding nature of such corporate action of the Company.

         Whenever the Company shall propose to take any of the actions specified in subparagraphs (a), (b), (c) or (d) of the first paragraph of this Section 8 which would result in any adjustment in the Conversion Rate, the Company shall cause a notice to be mailed at least 30 days prior to the date on which the books of the Company will close or on which a record will be taken for such action to the holders of record of the outstanding Preferred Stock on the date of such notice. Such notice shall specify the action proposed to be taken by the Company and the date as of which holders of record of the Common Stock shall participate in any such actions or be entitled to exchange their Common Stock for securities or other property, as the case may be. Failure by the Company to give such notice or any defect in such notice shall not affect the validity of the transaction.

         Notwithstanding any other provision of this Section 8, no adjustment in the Conversion Rate need be made (A) for a change in par value of the Common Stock not involving a subdivision or combination described in clause (ii) or
(iii) of subparagraph (b) of the first paragraph of this Section 8 or (B) after the Preferred Stock becomes convertible solely into cash (and no interest shall accrue on the cash).

         Section 9. Preferred Stock Redeemable at Option of Holders. Not later than 15 days following the occurrence of a Put Event (as defined in this Section
9), the Company shall provide written notice of such occurrence by first class mail, postage prepaid addressed to each holder of record (at the close of business on the business day next preceding the day on which the notice is given) of shares of Preferred Stock (the "Put Event Notice"). At any time following the delivery of the Put Event Notice, the Preferred Stock shall be redeemable at the option of the holders of a majority of the then outstanding shares of Preferred Stock in the manner and on the terms described herein below.

         If at any time after the delivery of the Put Event Notice the holders of a majority of the outstanding shares of Preferred Stock desire to have the Company redeem the Preferred Stock, then such holders shall deliver to the Company a written notice requesting redemption properly executed by the holders of not less than a majority of the outstanding shares of Preferred Stock (the "Redemption Election Notice"). Upon receipt of the Redemption Election Notice, the Company shall redeem on the last day of the sixth full month following receipt of such Redemption Election Notice (the "Required Redemption Date") 100% of the outstanding shares of Preferred Stock. The redemption price with respect to each share of Preferred Stock to be redeemed on each Required Redemption Date shall be an amount equal to $1,000.00 per share plus, in each case, an amount per share equal to all dividends on the Preferred Stock accumulated and unpaid on such share, whether or not declared, to such Required Redemption Date (the "Required Redemption Price").

         Not more than 60 nor less than 30 days prior to the Required Redemption Date, written notice (the "Required Redemption Notice") shall be given by the Company by first class mail, postage prepaid, addressed to each holder of record (at the close of business on the business day next preceding the day on which the notice is given) of shares of Preferred Stock notifying such holder of the redemption and specifying the Required Redemption Price, the Required Redemption Date and the place where such Required Redemption Price shall be payable. The Required Redemption Notice shall be addressed to each holder at such holder s address as shown by the records of the Company. On or after the Required Redemption Date, each holder of the shares called for redemption shall surrender the certificate or certificates evidencing such shares to the Company at the place designated in such notice and shall thereupon be entitled to receive payment of the redemption price. Payment of the redemption price will only be made upon presentation and surrender of certificates representing the shares of

Preferred Stock. From and after the close of business on the Required Redemption Date, unless there shall have been a default in the payment of the Required Redemption Price, all rights of holders of shares being redeemed (except the right to receive the Required Redemption Price) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Company, or be deemed to be outstanding for any purpose whatsoever.

         If on any Required Redemption Date the funds of the Company legally available for the redemption of shares of Preferred Stock are insufficient to redeem the total number of outstanding shares subject to redemption, then the holders of shares of the Preferred Stock shall share ratably in any funds legally available for redemption of such shares according to the respective amounts that would be payable with respect to the full number of shares owned by them if all such shares to be redeemed were redeemed in full. The shares of Preferred Stock not redeemed shall remain outstanding and entitled to all rights and preferences provided herein. At any time thereafter, when additional funds of the Company are legally available for the redemption of such shares of the Preferred Stock, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance of such shares, or such portion thereof, for which funds are then legally available, on the basis set forth above.

         Any notice that is mailed as herein provided shall be conclusively presumed to have been duly given, whether or not a holder of the Preferred Stock receives such notice; and failure so to give such notice, or any defect in such notice, to the holders of any shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Preferred Stock.

         For purposes of this Section 9, Put Event shall mean (i) a Change of Control (as defined in this Section 9) of the Company or (ii) an Event of Default as such term is defined in the Stock Purchase Agreement.

         Change in Control means a change in control of the Company of a nature that would be required to be reported (assuming such event has not been previously reported) in response to Item 1(a) of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") pursuant to an agreement or arrangement authorized, approved or acquiesced in by the Company s Board of Directors; provided, that, without limiting the foregoing, a Change in Control shall be deemed to have occurred at such time as, pursuant to an agreement or arrangement authorized, approved or acquiesced in by the Company s Board of Directors (A) any person is or becomes a beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50 percent or more of the combined voting power of Corporation s outstanding securities ordinarily possessing the right to vote for the election of directors (Voting Securities) or (B) the Company disposes of all or substantially all of its assets. For purposes of this paragraph, Continuing Directors shall mean individuals who on the date hereof constituted the Board of Directors and any new director who subsequently was elected or nominated for election by a Board of Directors the majority of which were Continuing Directors.

         Section 10. No Sinking Fund. The Preferred Stock shall not be subject to the operation of a purchase, retirement or sinking fund.

         Section 11. Voting Rights. The holders of Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

         (a) Whenever dividends on the Preferred Stock shall be in arrears in an amount equal to one semi-annual dividend payment, the holders of the Preferred Stock (voting separately as a single class) will be entitled to vote for and elect one director (in addition to any other rights any such holder may have). Such right of the holders of Preferred Stock to vote for the election of such additional director may be exercised at any annual meeting or at any adjournment thereof, at any special meeting called for such purpose as hereinafter provided or by unanimous written consent of the holders of the Preferred Stock, until dividends in default on such outstanding shares of Preferred Stock shall have been paid in full (or such dividends shall have been declared and funds sufficient therefor set apart for payment), at which time the term of office of the director elected pursuant to this Section 11(b) shall terminate automatically (subject to revesting in the event of each and every subsequent default of the character specified in the preceding sentence). So long as such right to vote continues, the Secretary of the Company shall call, upon the written request of the holders of record of at least 10% of the outstanding shares of Preferred Stock addressed to him or her at the principal office of the Company or, if such a request is not made, upon his or her own motion, a special meeting of the holders of such shares for the election of such additional director, as provided herein. Such meeting shall be held not less than 45 or more than 90 days after the accrual of such right, at the place and upon the notice provided by law and in the by-laws of the Company for the holding of meetings of shareholders. No such special meeting or adjournment thereof shall be held on a date less than 30 days before an annual meeting of shareholders or any special meeting in lieu thereof; provided, that at such annual meeting appropriate provisions are made to allow the holders of the Preferred Stock to exercise such right at such meeting. If at any such annual or special meeting or any adjournment thereof the holders of a majority of the then outstanding shares of Preferred Stock entitled to vote in such election shall be present or represented by proxy, then the authorized number of directors of the Company shall be increased by two, and the holders of Preferred Stock (voting separately as a single class) shall be entitled to elect such additional director. The director so elected shall serve until the next annual meeting or until their successors shall be elected and shall qualify, unless the term of office of the person so elected as a director shall have terminated by virtue of the payment in full of all dividends in arrears (or such dividends shall have been declared and funds sufficient therefor set apart for payment).

         (b) If a director elected by the holders of Preferred Stock pursuant to
Section 11(a) shall cease to serve as a director before his or her term shall expire, the holders of Preferred Stock then outstanding and entitled to vote for such director may, at a special meeting of such holders called as provided above, elect a successor to hold office for the unexpired term of the director whose place shall be vacant.

         Section 12. Certain Actions Not to be Taken Without Vote of Holders of Preferred Stock. Without the consent or affirmative vote of the holders of at least two-thirds of the outstanding shares of Preferred Stock, voting separately as a class, the Company shall not authorize, create or issue any shares of any other class or series of capital stock ranking senior to the Preferred Stock as to dividends or upon liquidation. The affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of the Preferred Stock, voting separately as a class, shall be required for any amendment, alteration or repeal, whether by merger or consolidation or otherwise, of the Company's Articles of Incorporation (including any certificate of designations establishing any class or series of preferred stock of the Company) if the amendment, alteration or repeal adversely affects the rights or preferences of the Preferred Stock; provided, however, that any increase in the authorized preferred stock of the Company or the creation and issuance of any other capital stock of the Company ranking junior to the Preferred Stock shall not be deemed to materially affect such powers, preferences or special rights.

         Section 13. Outstanding Shares. For purposes of this Certificate of Designations, all shares of Preferred Stock shall be deemed outstanding except for (a) shares of Preferred Stock held of record or beneficially by the Company or any subsidiary of the Company; (b) from the date of surrender of certificates representing Preferred Stock for conversion pursuant to Section 7, all shares of Preferred Stock which have been converted into Common Stock or other securities or property pursuant to Section 7; (c) from the date fixed for redemption pursuant to Section 6, all shares of Preferred Stock which have been called for redemption, provided that funds necessary for such redemption are available therefor and have been irrevocably deposited or set aside for such purpose; and
(d) from the date fixed for redemption pursuant to Section 9, all shares of Preferred Stock for which the holders have exercised its put option, provided that funds necessary for such redemption are available therefor and have been irrevocably deposited or set aside for such purpose.

         Section 14. Status of Preferred Stock Upon Retirement. Shares of Preferred Stock that are acquired or redeemed by the Company or converted pursuant to Section 7 shall return to the status of authorized and unissued shares of preferred stock of the Company without designation as to series. Upon the acquisition or redemption by the Company or conversion pursuant to Section 7 of all outstanding shares of Preferred Stock, all provisions of this Certificate of Designations shall cease to be of further effect. Upon the occurrence of such event, the Board of Directors of the Company shall have the power, pursuant to Minnesota Statutes, Section 302A.135, Subd. 5 or any successor provision and without shareholder action, to cause restated articles of incorporation of the Company or other appropriate documents to be prepared and filed with the Secretary of State of the State of Minnesota which reflect such removal of all provisions relating to the Preferred Stock and/or the cancellation of this Certificate of Designations.

         IN WITNESS WHEREOF, Sparta Foods, Inc. has caused this certificate to be signed this 24th day of February, 1998.

                                                     SPARTA FOODS, INC.


                                                     By   /s/ Joel P. Bachul

                                                     Its  President & CEO